Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        As independent registered public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 2004 included in Photo Control Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, and to all references to our firm included in this registration statement.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
September 3, 2004